ARTICLES OF INCORPORATION

OF

SINO-GLOBAL SHIPPING AMERICA, LTD.

ARTICLE I

Name

The name of the corporation is Sino-Global Shipping America, Ltd.

ARTICLE II

Purpose

The purpose for which the Corporation is formed is to transact any or all lawful business, not required to be specifically stated in these Articles, for which corporations may be incorporated under the Virginia Stock Corporation Act, as amended from time to time.

ARTICLE III

Classes of Stock

1. The number of shares of common stock which the Corporation shall have authority to issue shall be 10,000,000 shares, without par value per share.

Dividends may be paid upon the Common Stock out of any assets of the Corporation available for dividends remaining after full dividends on the outstanding Preferred Stock at the dividend rate or rates therefor, together with the full additional amount required by any participation right, with respect to all past dividend periods and the current dividend period shall have been paid or declared and set apart for payment and all mandatory sinking funds payment that shall have become due in respect of any series of the Preferred Stock shall have been made.

In the event of any liquidation, dissolution or winding up of the Corporation, the Board of Directors may, after satisfaction of the rights of the holders of all shares of Preferred Stock, or the deposit in trust of money adequate for such satisfaction, distribute in kind to the holders of the Common Stock all then remaining assets of the Corporation or may sell, transfer or otherwise dispose of all or any of such remaining assets of the Corporation and receive payment therefor wholly or partly in cash and/or in stock and/or in obligations and may sell all or part of the consideration received therefor and distribute all or the balance thereof in kind to the holders of the Common Stock.

The holders of the Common Stock shall, to the exclusion of holders of the Preferred Stock, have the sole and full power to vote for the election of directors and for all other purposes without limitation except (i) as otherwise recited or provided in these Articles of Incorporation applicable to the Preferred Stock, (ii) with respect to a class or series of Preferred Stock, as shall be determined by the Board of Directors pursuant to Section 2(b) of this Article III and (iii) with respect to any voting rights provided by law.

Subject to the provisions of these Articles of Incorporation applicable to the Preferred Stock, the Corporation may from time to time purchase or otherwise acquire for consideration or redeem (if permitted by the terms thereof) shares of Common Stock or shares of any other class of stock hereafter created ranking junior to the Preferred Stock in respect of dividends or assets and any shares so purchased, acquired or redeemed may be held or disposed of by the Corporation from time to time for its corporate purposes or may be retired as provided by law.

2.  The number of shares of Preferred Stock which the Corporation shall have the authority to issue shall be 1,000,000 shares, without par value per share.

The Board of Directors is hereby empowered to cause any class of the Preferred Stock of the Corporation to be issued in series with such of the variations permitted by clauses (a)-(k) below, as shall be determined by the Board of Directors.

The shares of Preferred Stock of different classes or series may vary as to:

a.  the designation of such class or series, the number of shares to constitute such class or series and the stated value thereof;

b.  whether the shares of such class or series shall have voting rights in addition to any voting rights provided by law, and if so, the terms of such voting rights, which (i) may be general or limited, and (ii) may permit more than one vote per share;

c.  the rate or rates (which may be fixed or variable) at which dividends, if any, are payable on such class or series, whether any such dividends shall be cumulative, and if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of such class;

d. whether the shares of such class or series shall be subject to redemption by the Corporation, and if so, the times, prices and other conditions of such redemption;

e. the amount or amounts payable upon shares of such class or series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of, the Corporation;

f. whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund, and if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

g. whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of such class or any other securities (including Common Stock) and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

h. the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of such class;

i.  the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such class or series or of any other series of such class or of any other class;

j.  the ranking (be it pari passu, junior or senior) of each class or series as to the payment of dividends, the distribution of assets and all other matters; and

k.  any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof, insofar as they are not inconsistent with the provisions of these Articles of Incorporation, to the full extent permitted in accordance with the laws of the Commonwealth of Virginia.

In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of the Preferred Stock the full preferential amounts to which they are respectively entitled under the provisions of these Articles of Incorporation applicable to the Preferred Stock, the holders of the Preferred Stock shall have no claim to any of the remaining assets of the Corporation. The powers, preferences and relative, participating, option and other special rights of each class or series of Preferred Stock and the qualifications, limitations or restrictions thereof if any, may differ from those of any and all other classes and series at any time outstanding. All shares of Preferred Stock of each series shall be equal in all respects.

3.  Notwithstanding the foregoing, if one or more series of the Preferred Stock shall be subject to (i) redemption or (ii) repurchase by the Corporation at the option of the holders thereof, as provided in the terms thereof, the following provisions shall apply:

a. If (i) less than all the outstanding shares of one or more series are to be redeemed or (ii) the Corporation is unable to purchase all the shares of one or more series that it is required to offer to repurchase and which the holders thereof desire the Corporation to repurchase, the shares to be redeemed or repurchased shall be selected pro rata in such manner as may be prescribed by resolution of the Board of Directors, or in such other manner, if any, as shall be specified elsewhere in the Articles of Incorporation.

b.  Notice to the holders of the shares to be redeemed or repurchased shall be given by mailing to such holders a notice of such redemption or offer to repurchase, first class, postage prepaid, not later than the thirtieth day, and not earlier than the sixtieth day, before the date fixed for redemption or repurchase, at their last addresses as they shall appear upon the books of the Corporation. Any notice which is mailed in such manner shall be conclusively presumed to have been duly given, whether or not the shareholder receives such notice; and failure duly to give such notice by mail, or any defect in such notice, to the holders of any stock designated for redemption or repurchase shall not affect the validity of the proceedings for the redemption or repurchase of any other shares.

c.  The notice of redemption or offer to repurchase to each shareholder whose shares are to be redeemed or which the Corporation is required to offer to repurchase shall specify the number and designation of the shares of such shareholder to be redeemed or repurchased, the date fixed for redemption or repurchase, the redemption or repurchase price, and where payment of the redemption or repurchase price is to be made upon surrender of certificates for such shares and shall state the date to which accrued dividends, if any, will be paid and that from and after said date dividends thereon will cease to accrue. In the event any of such shares have conversion rights, the notice shall also state the conversion rate then in effect and the date on which the conversion rights shall cease and terminate.

d.  In the case of each share called for redemption, or which the Corporation offers to repurchase and the holder thereof desires the Corporation to repurchase, the Corporation shall be obligated (unless such share has conversion rights and shall be converted on or prior to the redemption or repurchase date), to pay to the holder thereof the redemption or repurchase price (including accrued dividends, if any, to the extent and if so provided for such shares) upon surrender of the certificate for such share at the office of the Corporation or any transfer agent for the series, specified for that purpose on or after the redemption or repurchase date. Unless the Corporation shall default in the payment of the redemption or repurchase price plus accrued dividends, if any, dividends on each share so called for redemption, or which the Corporation offers to repurchase and the holder thereof desires the Corporation to repurchase, shall cease to accrue from and after the redemption or repurchase date or such earlier date as shall be specified in the terms thereof.

4.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, if the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay in full all amounts to which the holders of Preferred Stock and any other stock of any class ranking on a parity as to liquidation preference are entitled, the amount available for distribution to shareholders shall be shared by the holders of all such classes and any series thereof pro rata according to the preferential amounts to which shares of each such series or class are entitled. For the purposes of this Section 4, a consolidation or merger of the Corporation with any other corporation, or the sale, transfer or lease of all or substantially all its assets shall not constitute or be deemed a liquidation, dissolution, or winding up of the Corporation.

5.  Any and all shares of Preferred Stock and Common Stock of the Corporation, at the time authorized but not issued and outstanding, may be issued and disposed of by the Board of Directors of the Corporation in any lawful manner, consistently, in the case of shares of Preferred Stock, with the requirements set forth in the provisions of these Articles of Incorporation applicable to the Preferred Stock, at any time and from time to time, for such considerations as may be fixed by the Board of Directors of the Corporation.

6.  No holder of shares of any class of stock of the Corporation shall have any preemptive or preferential right to purchase or subscribe to (i) any shares of any class of the Corporation, whether now or hereafter authorized; (ii) any warrants, rights, or options to purchase any such shares; or (iii) any securities or obligations convertible into any such shares or into warrants, rights or options to purchase any such shares.

7.  Any class of stock of the Corporation shall be deemed to rank -

a.  prior to another class either as to dividends or upon liquidation, if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class;

b.  on a parity with another class either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof are different from those of such others, if the holders of such class of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation. dissolution or winding up, as the case may be, in proportion to their respective dividend rates or prices, without preference or priority one over the other with respect to the holders of such other class; and

c.  junior to another class either as to dividends or upon liquidation, if the rights of the holders of such class shall be subject or subordinate to the rights of the holders of such other class in respect of the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be.

ARTICLE IV

Registered Office and Agent

The initial registered office shall be located at 1051 East Cary Street, Three James Center, 12th Floor, Richmond, Virginia 23219, which is located in the City of Richmond, and the initial registered agent shall be Bradley A. Haneberg, who is a resident of Virginia and a member of the Virginia State Bar, and whose business address is the same as the address of the initial registered office.

ARTICLE V

Board of Directors

1. The number of directors constituting the Corporation’s Board of Directors shall be between five (5) and nine (9), a majority of which shall be independent in accordance with Nasdaq Stock Market rules and regulations (such directors being the “Independent Directors”).

2. Commencing with the 2008 annual meeting of shareholders, the Board of Directors shall be divided into three (3) classes: Class I, Class II and Class III, as nearly equal in number as possible. The initial Class I directors shall hold office for an initial term expiring at the 2008 annual meeting of shareholders. The initial Class II directors shall hold office for an initial term expiring at the 2009 annual meeting of shareholders. The initial Class III directors shall hold office for an initial term expiring at the 2010 annual meeting of shareholders. At each annual meeting of shareholders beginning in 2008, the successors to the class of directors whose terms then shall expire shall be identified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of shareholders.

3. The number of directors of the Corporation may be changed by (i) the affirmative vote of shareholders holding a majority of each class of shares of the Corporation entitled to vote thereon or (ii) the affirmative vote of a majority of the Corporation’s Board of Directors taken at a meeting of which the directors received at least ten (10) days’ advance notice.

4. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be apportioned among the classes by the Board of Directors as to make all classes as nearly equal in number as possible. Further, any vote to reduce the number of the Corporation’s directors shall not result in the removal of a director previously elected or appointed. Rather, such a vote will simply reduce the number of directors to be elected at the next succeeding election of directors by the Corporation’s shareholders and will be apportioned across the classes of Directors to maintain, as nearly as possible, equal numbers of Directors in each class.

5. Notwithstanding any other provision of this Article V, at any time prior to the Corporation’s application for listing on a national securities market, the Corporation may, by consent of a majority of its common shareholders, appoint a Board of Directors consisting of between one (1) and nine (9) members, to be divided into one (1) to three (3) classes in the discretion of the Board. On or before the completion of such listing, the Corporation shall, as applicable, appoint such number of additional directors as may be required to meet the requirements of the previous paragraph. Such additional directors shall be appointed to such class(es) as may be necessary to effect the purposes of this Article V.

ARTICLE VI

Indemnification

1. In this Article:

“applicant” means the person seeking indemnification pursuant to this Article.

“expenses” includes counsel fees.

“liability” means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

“party” includes an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding.

“proceeding” means any threatened, pending, or completed action, suit or proceeding. whether civil, criminal, administrative or investigative and whether formal or informal.

2. In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether before or after the effective date of this Article, except for liability resulting from that person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

3.  The Corporation shall indemnify(a) any person who was, is or may become a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he is or was a director or officer of the Corporation, or (b) any director or officer who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of criminal law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve securities by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

4.  No amendment or repeal of this Article shall affect the rights provided under this Article with respect to any act or omission arising before the amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article and shall promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such director, officer, employee or agent in connection with such actions and determinations or proceedings of any kind arising therefrom.

5.  The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section 2 or 3 of this Article.

6.  Any indemnification under Section 3 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the applicant has met the standard of conduct set forth in Section 3.

The determination shall be made:

a.  By the Board of Directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

b.  If a quorum cannot be obtained under Section 6(a) of this Section, by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

c.  By special legal counsel:

(1)  Selected by the Board of Directors or committee in the manner prescribed in Sections 6(a) or 6(h) of this Article: or

(2)  If a quorum of the Board of Directors cannot be obtained under Section 6(a) of this Article and a committee cannot be designated under Section 6(b) of this Article, selected by majority vote of the full Board of Directors, in which selection directors who are parties may participate; or

d.  By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under Section 6(c) of this Article to select counsel.

Notwithstanding the foregoing. if the composition of a majority of the Board of Directors has changed after the date of the alleged act or omission with respect to which indemnification is claimed, any determination with respect to any claim for indemnification or advancement of expenses made pursuant to this Article shall be made by special legal counsel agreed upon by the Board of Directors and applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel, the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

7.  a.  The Corporation shall pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section 3 if the applicant furnishes the Corporation:

(1)  a written statement of the applicant’s good faith belief that he or she has met the standard of conduct described in Section 3; and

(2) a written undertaking, executed personally or on the applicant’s behalf: to repay the advance if it is ultimately determined that the applicant did not meet such standard of conduct.

b.  The undertaking required by Section 7(a)(2) of this Article shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

c.  Authorizations of payments under this Section shall be made by the persons specified in Section 6 of this Article.

8.  The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested directors, to cause the Corporation to indemnify or contract to indemnify any person not specified in Section 2 or 3 of this Article who was, is or may become a party to any proceeding, by reason of the fact that the person is or was an employee or agent of the Corporation, is or was serving at the request of the Corporation a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan or other enterprise, to the same extent as if that person were specified as one to whom indemnification is granted in Section 3. The provisions of Sections 4 through 7 of this Article shall be applicable to any indemnification provided hereafter pursuant to this Section 8.

9.  The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred in any such capacity or arising from the person’s status as such, whether or not the Corporation would have power to indemnify that person against such liability under the provisions of this Article.

10.  Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents arid their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article on the Board of Directors shall not be exclusive of any other rights to which any other person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify that person under the provisions of this Article. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any future indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia.

11.  Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

ARTICLE VII

Voting

1. Unless these Articles of Incorporation provide otherwise or the Board of Directors conditions its submission of a particular matter on receipt of a greater vote or on any other basis permitted by applicable law, the vote of the holders of a majority of the outstanding shares of any series or class of stock voting as such series or class, or any series and/or classes of stock voting together as a voting group, entitled to vote on the following matters required by applicable law to be submitted to such series, classes or voting group shall be required and sufficient for the adoption or approval thereof by such series, classes or voting group: (i) any amendment or restatement of the Articles of Incorporation of the Corporation, (ii) a plan of merger, (iii) a plan of share exchange, (iv) the sale, lease or exchange or other disposition of all or substantially all of the property of the Corporation other than in the usual and regular course of business, or (v) a proposal to dissolve the Corporation. The foregoing provisions of this Article VII shall not be construed to alter or modify in any respect the voting requirements prescribed by the Virginia Stock Corporation Act which would in the absence of such provisions be applicable to the approval of any affiliated transaction (as defined in said Act) or any amendment of the Articles of Incorporation relating to the vote required for such approval.

2. On matters presented to the shareholders other than those set forth in Section 1 of Article VII, the vote of the holders of a majority of the outstanding shares of any series or class of stock voting as such series or class, or any series and/or classes of stock voting together as a voting group, entitled to vote on such matter at a shareholder meeting for which a quorum of such series, class or voting group is present, shall be required and sufficient for the adoption or approval of such matters by such series, classes or voting groups. For purposes of this Section 2 of Article VII, a quorum shall consist of one-third (1/3) of the outstanding shares of capital stock in such series, class or voting group.

ARTICLE VIII

Amendment of Bylaws

Except as otherwise provided in the bylaws, the shareholders and the Board of Directors shall each have the power to make, amend or repeal bylaws of the Corporation by a majority vote.

ARTICLE IX

Exemption from Virginia Control Share Acquisitions Act

The Corporation elects, pursuant to Virginia Code Annotated Section 13.1-728.2, to be exempt from the requirements of the Virginia Control Share Acquisitions Act (Va. Code Ann. §§ 13.1-728.1, et seq.).

Dated: September 14, 2007

/s/ Anthony W. Basch
Anthony W. Basch, Incorporator